Exhibit 99.1

Digerati CEO to take Temporary Medical Leave of Absence

Company Executive Chairman Craig K. Clement to Assume Interim CEO Role

SAN ANTONIO, TX (GlobeNewswire) – October 6, 2023 - Digerati Technologies, Inc. (OTCQB: DTGI) (“Digerati” or the “Company”), a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the small to medium-sized business (“SMB”) market, announced today that CEO Arthur L. Smith will take a temporary medical leave of absence relating to a recent surgery, effective immediately. Craig K. Clement, Digerati’s Executive Chairman, will serve as the interim CEO during Mr. Smith’s absence.

Mr. Clement stated, “The Board and I have complete confidence in the Company’s ability to continue executing on its strategic initiatives announced last month. Based upon the strength of our executive leadership team, namely President Derek Gietzen and Chief Financial Officer Antonio Estrada, we can state unequivocally that it’s business as usual at Digerati, and, with these individuals, we believe we are in the hands of two of the best and brightest operating executives in the business.”

Mr. Clement has over 35 years of executive and board of director experience with Technology and Oil and Gas Exploration and Production entities. He has served as a member of the Company’s Board since 2014 and as Executive Chairman of the Company since 2015. He assisted in the growth of a San Antonio-based telecom provider, from 10 employees to 500, achieving a public market valuation of $615 million. He was the founding CEO of GlobalSCAPE, Inc. (NYSE: GSB). Mr. Clement was also the former Chief Operating Officer of XPEL Technologies Corp. (TSXV: DAP.U now NASDAQ: XPEL), and the former Chairman of the South Texas Regional Center for Innovation and Commercialization, which screened and supported entrepreneurs through the Emerging Technology Fund managed by the Governor’s office and invested more than $350 million in Texas-based technology start-ups.

About Digerati Technologies, Inc.

Digerati Technologies, Inc. (OTCQB: DTGI) is a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the business market. Through its operating subsidiary Verve Cloud, Inc. (f/k/a T3 Communications, Nexogy, and NextLevel Internet), the Company is meeting the global needs of small businesses seeking simple, flexible, reliable, and cost-effective communication and network solutions including, cloud PBX, cloud telephony, cloud WAN, cloud call center, cloud mobile, and the delivery of digital oxygen on its broadband network. The Company has developed a robust integration platform to fuel mergers and acquisitions in a highly fragmented market, as it delivers business solutions on its carrier-grade network and Only in the Cloud™.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, our inability to source suitable acquisition targets, failure to execute growth strategies, lack of product development and related market acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.